Filed pursuant to Rule 424(b)(5)
SEC File No. 333-219323

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 14, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 17, 2017)

$

GENERAL MOTORS FINANCIAL COMPANY, INC.

$             4.200% Senior Notes due 2021

$               Floating Rate Notes due 2024

$             % Senior Notes due 2024

$             % Senior Notes due 2029

We are offering $        aggregate principal amount of our 4.200% senior notes due 2021 (the “2021 Notes”), $        aggregate principal amount of our floating rate notes due 2024 (the “Floating Rate Notes”), $        aggregate principal amount of our     % senior notes due 2024 (the “2024 Notes”) and $        aggregate principal amount of our     % senior notes due 2029 (the “2029 Notes” and, together with 2021 Notes, the Floating Rate Notes and the 2024 Notes, the “Notes”).

The 2021 Notes offered hereby will constitute a further issuance of our 4.200% Senior Notes due 2021, of which $1,000,000,000 aggregate principal amount was issued on November 6, 2018 (the “Existing 2021 Notes”). The 2021 Notes will form a single series with, and have the same terms, other than the initial offering price and the issue date, as the Existing 2021 Notes. Upon settlement, the 2021 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2021 Notes. The offering price of the 2021 Notes will include accrued interest from, and including, November 6, 2018 to, but excluding, the issue date of the 2021 Notes, which must be paid by the purchasers of the 2021 Notes. Immediately after giving effect to the issuance of the 2021 Notes offered hereby, we will have $        aggregate principal amount of 4.200% Senior Notes due 2021 outstanding.

Interest will accrue on the 2021 Notes from and including November 6, 2018, the original issue date of the Existing 2021 Notes. We will pay interest on the 2021 Notes semi-annually in arrears on May 6 and November 6 of each year, commencing on May 6, 2019. The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to three-month U.S. dollar LIBOR (as defined herein) plus     %. We will pay interest on the Floating Rate Notes quarterly in arrears on                 ,                 ,                   and                 of each year, commencing on                 , 2019. We will pay interest on the 2024 Notes and the 2029 Notes semi-annually in arrears on                  and                 of each year, commencing on                 , 2019. Interest will accrue on each of the Floating Rate Notes, the 2024 Notes and the 2029 Notes from the issue date. The 2021 Notes will mature on November 6, 2021, the Floating Rate Notes will mature on                 , 2024, the 2024 Notes will mature on                 , 2024 and the 2029 Notes will mature on                 , 2029.

We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem any or all series of the 2021 Notes, the 2024 Notes and the 2029 Notes offered hereby, in whole or in part, at any time and from time to time before their maturity at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

The Notes will be our unsecured senior obligations. The Notes will rank senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, including, without limitation, our other senior notes; effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and effectively junior to any liabilities of our subsidiaries.

We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Currently there is no public market for any of the Floating Rate Notes, the 2024 Notes or the 2029 Notes, and there can be no guarantee as to whether a secondary market for the 2021 Notes will be maintained.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2021 Note		Total	Per Floating Rate Note		Total	Per 2024 Note		Total	Per 2029 Note		Total
Public offering price(1)		%	$		%	$		%	$		%	$
Underwriting discounts		%	$		%	$		%	$		%	$
Proceeds, before expenses, to us(1)		%	$		%	$		%	$		%	$

(1)

Plus accrued interest from, and including, November 6, 2018 to, but excluding, the issue date totaling $        , in the case of the 2021 Notes, which must be paid by the purchasers of the 2021 Notes. Plus accrued interest, if any, from the issue date, in the case of the Floating Rate Notes, the 2024 Notes and the 2029 Notes.

The underwriters expect to deliver the Notes to the purchasers in book-entry only form through the facilities of The Depository Trust Company, including its participants Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                 , 2019.

Joint Book-Running Managers

Barclays	J.P. Morgan	RBC Capital Markets	Scotiabank	SMBC Nikko	Wells Fargo Securities

The date of this prospectus supplement is                 , 2019.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the Notes, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto), any applicable free writing prospectuses and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Documents by Reference.”

We are not making offers to sell the Notes or soliciting offers to purchase the Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk Factors” section, and our financial statements and the notes to those financial statements.

Overview

General Motors Financial Company, Inc. (sometimes referred to as “we,” “us,” “our” or “our company”), the wholly owned captive finance subsidiary of General Motors Company (“GM”), is a global provider of automobile financing solutions. We offer automobile loans and leases and commercial dealer loans throughout many different regions, subject to local regulations and market conditions. We evaluate our business in two operating segments: North America (the “North America Segment”) and international (the “International Segment”). The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries.

At September 30, 2018, our portfolio consisted of $93.1 billion of automobile loans and leases and commercial dealer loans, comprised of $86.2 billion in our North America Segment and $6.9 billion in our International Segment. Our global footprint covers approximately 90% of GM’s worldwide market.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and our telephone number is (817) 302-7000.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the Notes and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes and the Indenture (as defined below), see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	General Motors Financial Company, Inc.

Securities Offered	$ aggregate principal amount of 4.200% senior notes due 2021. The 2021 Notes offered hereby will constitute a further issuance of the Existing 2021 Notes, of which $1,000,000,000 aggregate principal amount was issued on November 6, 2018. The 2021 Notes will form a single series with, and have the same terms, other than the initial offering price and the issue date, as the Existing 2021 Notes. Upon settlement, the 2021 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2021 Notes. Immediately after giving effect to the issuance of the 2021 Notes offered hereby, we will have $ aggregate principal amount of 4.200% Senior Notes due 2021 outstanding.

$ aggregate principal amount of floating rate notes due 2024.

$ aggregate principal amount of % senior notes due 2024.

$ aggregate principal amount of % senior notes due 2029.

Maturity Dates	The 2021 Notes will mature on November 6, 2021, the Floating Rate Notes will mature on , 2024, the 2024 Notes will mature on , 2024 and the 2029 Notes will mature on , 2029.

Interest Payment Dates	Interest on the 2021 Notes will be payable semi-annually in arrears on May 6 and November 6 of each year, commencing on May 6, 2019. Interest on the Floating Rate Notes will be payable quarterly in arrears on , , and of each year, commencing on , 2019. Interest on the 2024 Notes and the 2029 Notes will be payable semi-annually in arrears on and of each year, commencing on , 2019.

Interest	Interest on the 2021 Notes will accrue at a rate of 4.200% per annum. The offering price of the 2021 Notes will include accrued interest from, and including, November 6, 2018 to, but excluding, the issue date of the 2021 Notes, which must be paid by the purchasers of the 2021 Notes. Interest on the Floating Rate Notes will accrue at a floating rate, reset quarterly, equal to three-month U.S. dollar London Interbank Offered Rate (“LIBOR”) plus % (as described in “Description of the Notes—Principal, Maturity and Interest”). Interest on the 2024 Notes will accrue at a rate of % per annum and interest on the 2029 Notes will accrue at a rate of % per annum.

Ranking	The Notes will be our unsecured senior obligations. The Notes will rank senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and effectively junior to any liabilities of our subsidiaries.

We and our subsidiaries have a significant amount of outstanding indebtedness. For a description of such indebtedness, see notes 6, 7 and 10 to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Certain Covenants	We will issue the Notes under the Indenture, which will contain covenants limiting our ability to sell all or substantially all of our assets or merge or consolidate with or into other companies and limiting our and our restricted subsidiaries’ ability to incur certain liens. These covenants are subject to a number of important limitations and exceptions, and in many circumstances may not significantly restrict our or our subsidiaries’ ability to take the actions described above. For more details, see “Description of the Notes—Certain Covenants.”

Optional Redemption	We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem the 2021 Notes, the 2024 Notes and the 2029 Notes, in whole or in part from time to time, at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

Form and Denomination	The Notes will be issued in fully registered form and will be represented by Global Securities (as defined below) without interest coupons. The Global Securities will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the Global Securities through DTC and its direct or indirect participants as described under “Description of the Notes—Book-Entry System.” The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting the underwriting discounts and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes. See “Use of Proceeds” and “Risk Factors.”

Further Issuances	The Indenture does not limit the amount of other debt that we may incur. We reserve the right, from time to time and without the consent of any holders of the Notes, to re-open each series of Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes of such series. See “Description of the Notes—Further Issuances.”

Absence of a Public Market for the Notes	Each of the Floating Rate Notes, the 2024 Notes and the 2029 Notes will be a new issue of securities for which there are no established markets. Accordingly, there can be no assurance that any markets for the Notes will develop or as to the liquidity of any market that may develop. We have been advised by certain of the underwriters that they currently make a market in the Existing 2021 Notes and that they intend to make a market in each series of the Notes. However, they are not obligated to do so and any market-making with respect to the Notes may be discontinued without notice. See “Underwriting.”

Governing Law	The Indenture and the Notes will be governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” in this prospectus supplement, together with the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other reports we file from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Notes

None of our subsidiaries are guarantors of the Notes, and therefore the Notes will be structurally subordinated to the liabilities of our subsidiaries.

We are a holding company with no operations of our own and conduct all of our business through our subsidiaries, which include special purpose finance vehicles that hold substantially all of our loan and lease assets. Our only significant asset is the outstanding capital stock of our subsidiaries, and our subsidiaries have incurred substantial indebtedness. None of our subsidiaries will guarantee the Notes, and therefore the Notes will rank effectively junior to any liabilities of our subsidiaries. Notably, substantially all of our subsidiaries’ receivables have been pledged to secure the repayment of debt issued under their credit or other secured funding facilities or in securitization transactions. Except to the extent that we are recognized as a creditor of such subsidiary, in the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, insolvency, bankruptcy or similar proceeding of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of those subsidiaries and would be subordinate to any indebtedness of those subsidiaries senior to that held by us. For a description of our subsidiaries’ indebtedness, see notes 6, 7 and 10 to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Although the Notes are referred to as “senior notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors.

The Notes will be our unsecured obligations, and therefore the Notes will rank pari passu in right of payment with all of our existing and future indebtedness that is not expressly subordinated in right of payment to the notes and effectively junior to all of our secured indebtedness and other secured obligations, to the extent of the assets securing such indebtedness.

The Indenture permits us to incur additional indebtedness, including secured indebtedness. If we were to default under our obligations under any of our secured indebtedness, our secured creditors could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any foreclosure, dissolution, winding-up, liquidation, reorganization, insolvency, bankruptcy or similar proceeding, secured creditors will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of our unsecured indebtedness, including the Notes, will be entitled to receive any payment with respect thereto. Holders of the Notes would be entitled to participate ratably with holders of our unsecured indebtedness, and potentially with all of our other general creditors, in our remaining assets. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control.

We expect to continue to require substantial amounts of cash. Our primary cash requirements include the funding of:

•	loan and lease purchases;

•	advances to commercial lending customers;

•	credit enhancement requirements in connection with securitization transactions and credit facilities;

•	interest and principal payments under our indebtedness;

•	ongoing operating expenses;

•	capital expenditures;

•	future acquisitions, if any; and

•	future entry into new markets, if any.

Our primary sources of future liquidity are expected to be:

•	payments on loans, leases and commercial lending receivables not securitized;

•	distributions received from securitization trusts;

•	servicing fees;

•	borrowings under our credit facilities or proceeds from secured debt facilities; and

•	further issuances of other debt securities, both secured and unsecured.

Because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need additional credit facilities, the execution of additional securitization transactions and additional debt financings, including unsecured notes offerings. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the capital markets. There can be no assurance that funding will be available to us through these sources or, if available, that the funding will be on acceptable terms. If we are unable to execute securitization transactions and unsecured debt issuances on a regular basis, we may not have sufficient funds to finance new originations and, in such event, we would be required to revise the scale of our business, which would have a material adverse effect on our ability to achieve our business and financial objectives.

Furthermore, as a holding company, we are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations. Our subsidiaries and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or to make any funds available therefor. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay principal, premium, if any, or interest on our existing indebtedness or the Notes when due.

The covenants in the Indenture will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

Although the Indenture will include covenants that will restrict us from taking certain actions, the terms of these covenants will include important exceptions which you should review carefully before investing in the Notes. Among other things, the Indenture will not require us or any of our subsidiaries to maintain any financial ratios or repurchase the Notes in the event of a change of control, and will not limit our or our subsidiaries’ ability to incur indebtedness, repurchase or prepay any indebtedness or make investments or other payments.

We or our subsidiaries taking advantage of any of the foregoing permitted by the Indenture may adversely affect our ability to perform our obligations under the Indenture and the Notes and could intensify the related risks that we face. This could also lead to the credit rating on the Notes being lowered or withdrawn.

We cannot assure you that active trading markets will develop or be maintained for the Notes.

Each of the Floating Rate Notes, the 2024 Notes and the 2029 Notes will be a new issue of securities with no established trading markets, and we do not intend to apply for a listing of any series of the Notes on any securities exchange or any automated dealer quotation system. There may be little or no secondary market for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. The underwriters have advised us that they currently make a market in the Existing 2021 Notes and that they intend to make a market in each series of the Notes after the offering is completed. However, they are not obligated to do so and may discontinue market-making with respect to the Notes without notice. In addition, the liquidity of the trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that active trading markets will develop or continue for any series of the Notes.

Any adverse rating of the Notes may cause their trading prices to fall.

We intend to seek ratings on the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any rating of any series of Notes may not reflect all risks related to us and our business, or the structure or market value of such series of Notes. The credit rating agencies evaluate the automobile finance industry as a whole and may change their credit rating for us and our securities based on their overall view of our industry. A future downgrade or withdrawal, or the announcement of a possible downgrade or withdrawal, in the ratings assigned to any series of the Notes, us or our other securities, or any perceived decrease in our creditworthiness, could cause the trading price of such Notes to decline significantly.

General Motors is not a guarantor of the Notes and may have interests that conflict with those of the noteholders.

GM is not a guarantor of, or in any way obligated in connection with, the Notes issued by us. We are a wholly owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions. The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of the Notes. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as holders of the Notes.

The amount of interest payable on the Floating Rate Notes is set only once per period based on the three-month U.S. dollar LIBOR on the interest determination date, which rate may fluctuate substantially.

The amount of interest payable on the Floating Rate Notes will be a floating rate based on three-month U.S. dollar LIBOR, plus a spread of     %. The floating rate may be volatile over time, which could result in holders of the Floating Rate Notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the Floating Rate Notes. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Furthermore, you should note that historical levels, fluctuations and trends of three-month U.S. dollar LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month U.S. dollar LIBOR is not an indication that three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month U.S. dollar LIBOR as an indication of its future performance. You should further note that although the actual three-month U.S. dollar LIBOR on an interest payment date (as defined below) or at other times during an interest period (as defined below) may be higher than the three-month U.S. dollar LIBOR on the applicable interest determination date (as defined below), you will not benefit from the three-month U.S. dollar LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in the three-month U.S. dollar LIBOR may not result in a comparable change in the market value of the Floating Rate Notes.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR in the future may adversely affect the value of the Floating Rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. The U.K. Financial Conduct Authority has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021, but they may cease to do so sooner. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the Floating Rate Notes.

If three-month U.S. dollar LIBOR is unavailable at any time after the issue date of the Floating Rate Notes, the rate of interest on the Floating Rate Notes will be determined pursuant to the fallback provisions described in “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes.” The application of these provisions may result in lower interest rates than would have been determined if three-month U.S. dollar LIBOR were available in its current form. Further, the same factors that may lead to the discontinuation or unavailability of three-month U.S. dollar LIBOR may make one or more of the fallback provisions impossible or impracticable to determine. If three-month U.S. dollar LIBOR is unavailable and an alternative reference rate has not been determined pursuant to the fallback provisions, the interest rate for an interest determination date will be the same as on the immediately preceding interest determination date, and such rate of interest could remain the rate of interest for the Floating Rate Notes for the remaining life of the Floating Rate Notes.

Regulation and reform of interest rate “benchmarks,” including LIBOR, may cause such “benchmarks” to perform differently than in the past, to disappear entirely or to have other consequences which cannot be predicted.

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences that cannot be predicted. Any such consequence could have a material adverse effect on the return on, value of and market for the Floating Rate Notes. Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR and other “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of such “benchmarks” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.” In particular, changes in the manner of administration of LIBOR could result in adverse consequences to the applicable interest rate on the Floating Rate Notes, which could adversely affect the return on, value of and market for the Floating Rate Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus supplement, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future,” or “anticipate” and other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus supplement will happen as described or that they will happen at all. You should read this prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. In evaluating these statements, you should specifically consider the risks referred to under the heading “Risk Factors” in this prospectus supplement, and in the reports we file from time to time with the SEC and incorporate by reference herein.

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        , after deducting underwriting discounts and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes.

DESCRIPTION OF THE NOTES

General

We will issue the Notes pursuant to an indenture (as amended and supplemented to the date hereof, the “Base Indenture”), dated as of October 13, 2015, between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the thirty-fourth supplemental indenture thereto governing the Floating Rate Notes, the 2024 Notes and the 2029 Notes (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), to be dated on or about                     , 2019, between us and the Trustee. The 2021 Notes will be issued as additional notes of the same series as the Existing 2021 Notes under the thirty-third supplemental indenture to the Base Indenture. Each of the 2021 Notes, the Floating Rate Notes, the 2024 Notes and the 2029 Notes will be issued as a separate series of debt securities under the Indenture, and will be treated as such for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. This “Description of the Notes” and the section entitled “Description of Debt Securities” in the accompanying prospectus summarize certain material provisions of the Indenture, but do not purport to be complete and are qualified in their entirety by reference to the Indenture. This “Description of the Notes” supplements the “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces such description in the accompanying prospectus. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the terms “we,” “us,” “our” and “our company” refer only to General Motors Financial Company, Inc. and not to any of its Subsidiaries or affiliates.

Ranking

The Notes will be our general unsecured obligations and will rank:

•	senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes;

•	pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, including, without limitation, our other senior notes;

•	effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and

•	effectively junior to any liabilities of our Subsidiaries, including Receivables Entities.

The Notes will not be guaranteed by any of our Subsidiaries, and will rank effectively junior to our and our Subsidiaries’ indebtedness and other obligations under Bank Lines, Residual Funding Facilities and any Permitted Receivables Financing, and certain obligations under Credit Enhancement Agreements. See “Risk Factors—Risks Related to the Notes—None of our subsidiaries are guarantors of the Notes, and therefore the Notes will be structurally subordinated to the liabilities of our subsidiaries” and “Risk Factors—Risks Related to the Notes—Although the Notes are referred to as “senior notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors.” In addition, our operations are conducted through our Subsidiaries and, therefore, we are dependent upon the cash flows of our Subsidiaries to meet our obligations, including our obligations under the Notes. See “Risk Factors—Risks Related to the Notes—To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.” We and our Subsidiaries have a significant amount of outstanding Indebtedness. For a description of such Indebtedness, including Indebtedness of our Receivables Entities and guarantees provided by us to our Subsidiaries, see notes 6, 7 and 10 to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Further Issuances

The Indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Base Indenture in addition to the Notes. We reserve the right, from time to time and without the consent of any holders of Notes, to re-open each series of Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes of such series; provided that if any additional notes issued are not fungible with the Notes of a particular series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Principal, Maturity and Interest

The $        aggregate principal amount of 2021 Notes offered hereby will constitute a further issuance of the Existing 2021 Notes, of which $1,000,000,000 aggregate principal amount was issued on November 6, 2018. The 2021 Notes will form a single series with the Existing 2021 Notes under the Indenture and will have the same terms, other than the initial offering price and the issue date, as the Existing 2021 Notes. Immediately upon settlement, the 2021 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2021 Notes. Upon completion of this offering, an aggregate principal amount of $        of 4.200% Senior Notes due 2021 will be outstanding.

We will initially issue an aggregate principal amount of $        of the Floating Rate Notes, $        of the 2024 Notes and $        of the 2029 Notes.

Principal, premium, if any, and interest, if any, on the Notes will be payable at the office or agency we designate for such purpose within the City and State of New York. We will make payments of principal, premium, if any, and interest, if any, in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. Unless otherwise designated by us, our office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Floating Rate Notes

The Floating Rate Notes will mature on                 , 2024.

The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to three-month U.S. dollar LIBOR plus                %. Interest on the Floating Rate Notes will be payable quarterly in arrears on                 ,                 ,                  and                 of each year, commencing on                 , 2019, and at maturity (each a “floating rate interest payment date”), to holders of record on the date that is 15 calendar days prior to each floating rate interest payment date. Interest on the Floating Rate Notes will accrue from and including the most recent floating rate interest payment date or, if no interest has been paid, from the settlement date of the Floating Rate Notes. If the                 ,                 ,                  or                of any year is not a Business Day, then the next succeeding Business Day will be the applicable floating rate interest payment date and interest on the Floating Rate Notes will be paid on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable floating rate interest payment date will be the Business Day immediately preceding such                 ,                 ,                  or                 , and interest on the Floating Rate Notes will be paid on such immediately preceding Business Day). If the maturity date of the Floating Rate Notes is not a Business Day, the payment of principal of, and interest on, the Floating Rate Notes will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the maturity date.

The “initial interest period” means the period from and including the settlement date of the Floating Rate Notes to, but excluding, the first floating rate interest payment date. Thereafter, each “interest period” means the period from and including a floating rate interest payment date to, but excluding, the immediately succeeding floating rate interest payment date; provided that the final interest period for the Floating Rate Notes will be the period from and including the floating rate interest payment date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The interest rate for the initial interest period will be three-month U.S. dollar LIBOR, as determined on                 , 2019, plus a margin of     %. Thereafter, the interest rate for any interest period will be three-month U.S. dollar LIBOR, as determined on the applicable interest determination date (as defined below), plus a margin of     %. The interest rate on the Floating Rate Notes will be reset quarterly on each floating rate interest payment date.

Wells Fargo Bank, National Association, or its successor appointed by us, will act as calculation agent. For any interest period, including the initial interest period, LIBOR shall be determined by the calculation agent in the following manner:

(i)

LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such interest period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on the second London business day (as defined below) immediately preceding the first day of such interest period, which we refer to as the “interest determination date.”

(ii)

If no such rate appears on Reuters screen page “LIBOR01”, or any successor page, on the relevant interest determination date at approximately 11:00 a.m., London time, then the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such interest period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that interest determination date, by three major banks in New York City (which may include affiliates of the underwriters), selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such interest period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three banks so selected by the calculation agent are quoting such rates as required by the preceding sentence, then the interest rate will be the same as LIBOR plus the spread thereon on the immediately preceding interest determination date or, if there has been no immediately preceding interest determination date, the interest rate will be the interest rate for the initial interest period.

(iii)

Notwithstanding paragraph (ii) above, if the calculation agent determines that LIBOR has been permanently discontinued, the calculation agent will use, as a replacement for LIBOR for each future interest period, an alternative rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) to replace LIBOR, that is consistent with accepted market practice (the “Alternative Rate”). As part of such replacement, the calculation agent will make any adjustments to the Alternative Rate or the spread thereon, as well as the Business Day convention, interest period, interest determination date and related provisions and definitions, in each case that are consistent with accepted market practice for the use of the Alternative Rate (“Adjustments”). If the calculation agent determines that there is no clear market consensus as to an Alternative Rate or Adjustments thereto, then (a) the calculation agent may elect to resign as calculation agent, in which case we will appoint a successor calculation agent, and (b) the interest rate will be the same as LIBOR plus the spread thereon on the immediately preceding interest determination date or, if LIBOR was not available on such interest determination date, the interest rate will be the same as LIBOR plus the spread thereon on the last interest determination date for which LIBOR was available.

The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any interest period will be final and binding in the absence of manifest error. All percentages resulting from any calculation are rounded to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or 0.09876545) will be rounded to 9.87655% (or 0.0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward). Notwithstanding the foregoing, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes

The 2021 Notes will mature on November 6, 2021, the 2024 Notes will mature on                 , 2024 and the 2029 Notes will mature on                 , 2029 (in each case, unless earlier redeemed). Interest on the 2021 Notes will accrue at the rate of 4.200% per annum, interest on the 2024 Notes will accrue at the rate of     % per annum and interest on the 2029 Notes will accrue at the rate of     % per annum, and in each case will be payable semi-annually in arrears on, in the case of the 2021 Notes, May 6 and November 6 of each year, commencing on May 6, 2019, and on, in the case of each of the 2024 Notes and the 2029 Notes,                  and                 of each year, commencing on                 , 2019, and at maturity (each, as applicable, a “fixed rate interest payment date”), to holders of record of the applicable Notes on the date that is 15 calendar days prior to such interest payment date.

Interest on the 2021 Notes will accrue from and including November 6, 2018, and thereafter from and including the most recent fixed rate interest payment date. The offering price of the 2021 Notes will include accrued interest from, and including, November 6, 2018 to, but excluding, the issue date of the 2021 Notes totaling $        , which must be paid by the purchasers of the 2021 Notes. The interest payment to be made with respect to the 2021 Notes on May 6, 2019 will include such pre-paid interest. Interest on the 2024 Notes and the 2029 Notes will accrue from and including the most recent fixed rate interest payment date or, if no interest has been paid, from the settlement date of the 2024 Notes or the 2029 Notes, as applicable. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any fixed rate interest payment date, stated maturity date or earlier redemption date for the 2021 Notes, the 2024 Notes or the 2029 Notes falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding Business Day, and no interest will accrue on the amount so payable for the intervening period.

Optional Redemption

We may not redeem the Floating Rate Notes prior to maturity.

Prior to maturity, in the case of the 2021 Notes, and prior to the applicable Par Call Date, in the case of each of the 2024 Notes and the 2029 Notes, we may redeem the 2021 Notes, the 2024 Notes and the 2029 Notes, in whole or in part from time to time, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis at the Treasury Rate (as defined below) plus 20 basis points, in the case of the 2021 Notes, basis points, in the case of the 2024 Notes, or basis points, in the case of the 2029 Notes.

On or after the applicable Par Call Date, we may redeem the 2024 Notes or the 2029 Notes, in whole or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

If the redemption date is after a record date and on or prior to a corresponding interest payment date, interest will be paid on the redemption date to the holder of record on the record date.

At least 30 days, but not more than 60 days, before a redemption date, we will send or cause to be sent a notice of redemption to each holder of the Notes to be redeemed. The notice of redemption for the Notes will state, among other things, the amount and series of Notes to be redeemed, the redemption date, the redemption price and that, unless we default in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the redemption date. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price.

If money sufficient to pay the redemption price of the Notes to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on the Notes called for redemption.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means (i) with respect to the 2024 Notes,                 , 2023 (the date that is one month prior to the stated maturity date for the 2024 Notes) and (ii) with respect to the 2029 Notes,                 , 2028 (the date that is three months prior to the stated maturity date for the 2029 Notes).

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i)(a) with respect to the 2021 Notes, any of any of BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Mizuho Securities USA LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (b) a Primary Treasury Dealer selected by Credit Agricole Securities (USA) Inc. and its successors; (ii)(a) with respect to the 2024 Notes and the 2029 Notes, any of Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (b) a Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc. and its successors; and (iii) with respect to the 2021 Notes, the 2024 Notes or the 2029 Notes, any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Quotation Agent on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If less than all of the Notes of an applicable series are to be redeemed, the Notes of such series to be redeemed will be selected according to DTC procedures, in the case of Notes represented by a Global Security (as defined below), or by lot, in the case of Notes that are not represented by a Global Security.

We may at any time, and from time to time, purchase Notes of any series at any price or prices by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Certain Covenants

Liens

The Indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of our or their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations giving rise to such Lien are no longer secured by a Lien.

Merger, Consolidation or Sale of Assets

The Indenture will provide that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of our company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless (i) either (A) we are the surviving entity or (B) the Person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the Notes and the Indenture pursuant to an agreement reasonably satisfactory to the Trustee; and (iii) immediately after such transaction, no default or event of default under the Indenture has occurred and is continuing.

Information Rights

The Indenture will provide that, whether or not we are subject to the periodic reporting requirements of the Exchange Act, so long as any Notes are outstanding, we will furnish to the holders or cause the Trustee to furnish to the holders (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations, (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms

10-Q and 10-K if we were required to file such Forms and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file or cause to be filed a copy of all such reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case we will post such reports on our website within the time periods that would apply if we were required to file those reports with the SEC). To the extent any such reports are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be furnished to the holders of Notes and the Trustee.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations, covenants or agreements under the Notes or the Indenture, or for any claim based on, in respect of or by reason of such obligations, covenants or agreements or their creation. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, pursuant to the provisions of the Indenture, elect to have all of our obligations discharged with respect to the outstanding Notes of any series (“Legal Defeasance”) except for: (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to below; (ii) our obligations with respect to such series of Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture (including those set forth above under “—Certain Covenants”) as it relates to any series of Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default or event of default under the Indenture with respect to the Notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will no longer constitute an event of default under the Indenture with respect to the Notes of such series. Legal Defeasance and Covenant Defeasance will be effective on and after the date the conditions described under the caption “Description of Debt Securities—Satisfaction and Discharge; Defeasance and Covenant Defeasance—Defeasance of Certain Covenants and Certain Events of Default” in the accompanying prospectus are satisfied.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to General Motors Financial Company, Inc., 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, Attention: Chief Financial Officer.

Book-Entry System

The Notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, DTC, and registered in the name of DTC’s partnership nominee, Cede & Co. So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered holder of such Global Security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Notes represented by such Global Security. The registered holder of a Note will be treated as the owner of it for all purposes. Except under the circumstance described below, the Notes will not be issuable in certificated form. Unless and until it is exchanged in whole or in part for the individual Notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear.

In connection with any proposed transfer outside the book-entry only system, the holders of Notes must provide to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Section 6045 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

Purchases of ownership interests in Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the

Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued, or if an event of default has under the Indenture occurred and is continuing.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of interests in the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such ownership interests are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of a Global Security are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such Global Security to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts ownership interests in the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Payments of principal, premium, if any, and interest, if any, with respect to Notes represented by the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC by wire transfer of immediately available funds. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) are our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depositary with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depositary is not appointed by us within 90 days, definitive securities in registered certificated form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Payments with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Same-Day Settlement and Payment

The underwriters will settle the Notes in immediately available funds. We will make all payments in respect of the Notes in immediately available funds.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility or liability for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations, or for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other matter relating to the actions and practices of DTC, Clearstream or Euroclear or their respective participants or indirect participants.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. The operations and procedures of DTC, Clearstream and Euroclear are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition has been provided.

“Bank Lines” means, with respect to us or any of our Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Board of Directors” means our board of directors or any committee of that board duly authorized to act generally or in any particular respect for us under the Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to remain closed and, in the case of calculating three-month U.S. dollar LIBOR with respect to the Floating Rate Notes, is also a London business day as defined in “—Principal, Maturity and Interest.”

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of our company and our consolidated Subsidiaries, all as set forth in the most recent balance sheet of our company and our consolidated Subsidiaries prepared in accordance with GAAP.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by us, any of our Restricted Subsidiaries or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (“UCC”)).

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Permitted Liens” means:

(i)	Liens existing on the date of the Base Indenture;

(ii)	Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof;

(iii)	Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof;

(iv)

Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof;

(v)

Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of our Subsidiaries, substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity;

(vi)	Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation);

(vii)

Liens securing Indebtedness incurred to finance the construction or purchase of property of our company or any of our Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by our company or any of our Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien;

(viii)	Liens securing Hedging Obligations;

(ix)

Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien, and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien;

(x)	Liens in favor of us or any of our Subsidiaries;

(xi)	Liens of our company or any Restricted Subsidiary of our company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets;

(xii)

Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

(xiii)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xiv)	Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than

30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xv)

Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xvi)	Liens on equipment of our company or any of our Restricted Subsidiaries granted in the ordinary course of business;

(xvii)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xviii)	purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property;

(xix)	Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by us or any Restricted Subsidiary in the ordinary course of business;

(xx)	Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; and

(xxi)	Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing.

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which our company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and/or (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against our company or our Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, governmental agency or political subdivision thereof or any other entity.

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance or service contract, or any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of our company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness; and (ii) any Subsidiary of our company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

“Refinancing Indebtedness” means any Indebtedness of our company or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of our company or any of our Restricted Subsidiaries.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to us or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” means any Subsidiary of our company that is not a Receivables Entity or Non-Domestic Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any business trust in respect to which such Person or one or more of the other Subsidiaries of that Person (or a combination hereof) is the beneficial owner of the residual interest and (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash in this offering for a price equal to the price indicated on the cover of this prospectus supplement. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest on the 2021 Notes

A portion of the price paid for the 2021 Notes will be allocable to interest that “accrued” prior to the date the 2021 Notes are purchased (“pre-issuance accrued interest”). We intend to take the position that, on the first payment date for the 2021 Notes, a portion of the stated interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the 2021 Notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received and pre-issuance accrued interest should be excluded from the holder’s adjusted tax basis in the applicable 2021 Note.

Amortizable Bond Premium on the 2021 Notes

If a U.S. Holder purchases a 2021 Note for an amount (not including any amount paid for pre-issuance accrued interest) that is greater than the stated principal amount of the 2021 Note, the U.S. Holder will be considered to have purchased the 2021 Note with bond premium. The U.S. Holder generally may elect to amortize any bond premium under the constant yield method. A U.S. Holder that elects to amortize bond premium must generally use any amortizable bond premium allocable to an accrual period to offset stated interest required to be included in income with respect to the note in such accrual period and reduce its tax basis in the 2021 notes by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by such U.S. Holder and such election may be revoked only with the consent of the IRS. If a U.S. Holder does not make such election, any bond premium will be included in its basis for purposes of computing the amount of gain or loss recognized on the taxable disposition of a 2021 Note.

Payments of Interest

It is anticipated, and this discussion assumes, that the Notes will not be issued with original issue discount (“OID”) (other than de minimis OID) for U.S. federal income tax purposes. Accordingly, subject to the discussions of “—Pre-Issuance Accrued Interest on the 2021 Notes” and “Amortizable Bond Premium on the 2021 Notes above, payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest (other than any portion attributable to pre-issuance accrued interest, as described above under “—Pre-Issuance Accrued Interest on the 2021 Notes”) which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note (other than amounts attributable to pre-issuance accrued interest reduced, with respect to a 2021 Note, by any amortizable bond premium previously amortized.. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a Note or receives proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-U.S. Holders of 2021 Notes should consult their tax advisors regarding the possibility of claiming a refund with respect to any withholding imposed on the portion of the first interest payment made on the 2021 Notes that is allocable to pre-issuance accrued interest.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a Note (such amount excludes any amount allocable to accrued and unpaid interest which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed U.S. Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain

“specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or any Similar Law (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each ERISA Plan, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of the issuer, any initial purchaser, any guarantor nor any of their respective affiliates (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold the Notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the Notes. All communications, correspondence and materials from the Transaction Parties with respect to the Notes are intended to be general in nature and are not directed at any specific purchaser of the Notes, and do not constitute advice regarding the advisability of investment in the Notes for any specific purchaser. The decision to purchase and hold the Notes must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibited transactions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts involving the Notes that might be construed as prohibited transactions.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA) are not subject the requirements of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the provisions of Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase or holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and holding the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that (a) either (i) such purchaser and subsequent transferee is not acquiring or holding the Notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the Notes or any interest therein constitutes assets of, any Plan or (ii) the acquisition, holding and subsequent disposition of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Laws and (b) none of the Transaction Parties or any other party to the transactions contemplated by this prospectus supplement or any of their respective affiliates is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the Notes or is undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase or hold the Notes.

UNDERWRITING

Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters, have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the Notes being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to issue and sell, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us, the respective principal amounts of Notes set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of 2021 Notes	Principal Amount of Floating Rate Notes	Principal Amount of 2024 Notes	Principal Amount of 2029 Notes
Barclays Capital Inc.	$	$	$	$
J.P. Morgan Securities LLC	$	$	$	$
RBC Capital Markets, LLC	$	$	$	$
Scotia Capital (USA) Inc.	$	$	$	$
SMBC Nikko Securities America, Inc.	$	$	$	$
Wells Fargo Securities, LLC	$	$	$	$

Total	$	$	$	$

Subject to the terms and conditions specified in the underwriting agreement, the underwriters are obligated to purchase all of the Notes offered if any Notes are purchased. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of any of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of     % of the principal amount of the 2021 Notes,     % of the principal amount of the Floating Rate Notes,     % of the principal amount of the 2024 Notes or     % of the principal amount of the 2029 Notes, as applicable. Any such securities dealers may resell Notes to certain other dealers at a price that represents a concession of not more than     % of the principal amount of the 2021 Notes,     % of the principal amount of the Floating Rate Notes,     % of the principal amount of the 2024 Notes or     % of the principal amount of the 2029 Notes. If all the Notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering. These underwriting discounts are the difference between the public offering price and the amount the underwriters pay to us to purchase the Notes.

	Total	Percentage
Per 2021 Note	$		%
Per Floating Rate Note	$		%
Per 2024 Note	$		%
Per 2029 Note	$		%

Total	$

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $        for expenses, excluding underwriting discounts.

New Issue of Notes

Each of the Floating Rate Notes, the 2024 Notes and the 2029 Notes will be a new issue of securities with no established trading market. The 2021 Notes will be issued as additional notes of the same series as the Existing 2021 Notes. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system. We have been advised by certain of the underwriters that they currently make a market in the Existing 2021 Notes and that they presently intend to make a market in each series of Notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in any series of Notes and may discontinue any market-making activities with respect to any series of Notes at any time at their sole discretion. Even if a secondary market for any series of Notes develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. Accordingly, we cannot make any assurance as to the liquidity of, or trading markets for, any series of Notes. If any series of Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, until the issuance of the Notes, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, any debt securities issued or guaranteed by us, except for the Notes sold to the underwriters pursuant to the underwriting agreement, subject to certain exceptions.

Short Positions and Stabilizing Transactions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of various bids for or purchases of the Notes made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued by the underwriters at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice once they are commenced.

Electronic Prospectus Supplement

A prospectus supplement in electronic format is being made available on Internet websites maintained by one or more of the underwriters of this offering. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the registration statement of which the related prospectus forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates act as lenders and/or as agents under our credit facilities. Certain of the underwriters and certain of their affiliates may also have lending relationships with our ultimate parent, GM.

Selling Restrictions

The underwriters intend to offer the Notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes,

(a) a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (including Directive 2010/73/EU) and includes any relevant implementing measure in any Member State of the European Economic Area.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Hong Kong

The Notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (c) where no consideration is or will be given for the transfer, (d) where the transfer is by operation of law, (e) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Settlement

We expect that delivery of the Notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the                business day following the pricing of the Notes (such settlement cycle being herein referred to as “T +    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the                succeeding business days will be required, by virtue of the fact that the Notes initially will settle T +         , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the                succeeding business days should consult their own advisors.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon on our behalf by Latham & Watkins LLP, Washington, District of Columbia. The underwriters will be represented by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus supplement and the accompanying prospectus by reference from General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read any document that we file at the Internet site maintained by the SEC at www.sec.gov, which contains reports and other information regarding registrants that file electronically, including us. Except for the documents listed below, we are not incorporating the contents of the SEC website into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of completion of this offering (provided, however, that this prospectus supplement does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are deemed to be furnished and not filed under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 6, 2018;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on April 26, 2018, for the quarter ended June 30, 2018, filed on July 25, 2018, and for the quarter ended September 30, 2018, filed on October 31, 2018; and

•	our Current Reports on Form 8-K filed on January 5, 2018, February 12, 2018, February 14, 2018, April 10, 2018, April 20, 2018, June 19, 2018, September 24, 2018 and November 6, 2018.

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and phone number:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

You may also find additional information about us, including the documents mentioned above, on our website at www.gmfinancial.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

PROSPECTUS

GENERAL MOTORS FINANCIAL

COMPANY, INC.

Debt Securities

Guarantees of Debt Securities

Preferred Stock

We may offer from time to time debt securities and preferred stock. We may offer the securities separately or together, in separate series or tranches and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one of our subsidiaries, AmeriCredit Financial Services, Inc.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and specific terms of the offering, including the amount, price and terms of the applicable offered securities. You should carefully read this prospectus, the information incorporated by reference in this prospectus, the prospectus supplement, including any information incorporated by reference in such prospectus supplement, and any free writing prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers or agents or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell an indeterminate amount of securities, and any combination of securities, described in this prospectus in one or more offerings. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities described in this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or in subsequent filings that we may make under the Securities Exchange Act of 1934, as amended, or Exchange Act.

We have not authorized anyone to give any information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered or securities are sold on a later date.

In this prospectus, unless the context indicates otherwise, the words “Company,” “GM Financial,” “we,” “us,” and “our” refer to General Motors Financial Company, Inc. “GM” refers to General Motors Company; and the “International Segment” refers to our auto finance and financial services operations conducted in Europe, Latin America and China.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” and/or other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In connection with this, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information, as well as the information included in this prospectus.

We incorporate by reference the documents listed below (but excluding any portions thereof that are furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 7, 2017; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on April 28, 2017; and

•	our Current Reports on Form 8-K filed on January 17, 2017, March 6, 2017, April 13, 2017, May 9, 2017, June 21, 2017 and June 30, 2017.

We also incorporate by reference into this prospectus all documents (but excluding any portions thereof that are furnished and not filed) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus in connection with the offering made under the registration statement of which this prospectus is a part. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described below. In addition, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

ii

You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis, and retrieval system known as EDGAR. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. The information included on or linked to this website is not a part of this prospectus.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities being sold by this prospectus and the applicable prospectus supplement. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of our securities upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Industry and company data are approximate and reflect rounding in certain cases.

iii

ABOUT GENERAL MOTORS FINANCIAL COMPANY, INC.

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. We were acquired by GM in October 2010 to provide captive financing capabilities in support of GM’s U.S. and Canadian markets. In 2013, we expanded the markets we serve by acquiring the operations of our International Segment in Europe and Latin America. In 2015, we completed the acquisition of an equity interest in SAIC-GMAC Automotive Finance Company Limited, a joint venture that conducts auto finance operations in China, from Ally Financial Inc. As a result of the completion of this acquisition, our global footprint now covers over 85% of GM’s worldwide market and provides auto finance solutions around the world.

RECENT DEVELOPMENTS

As previously announced, on March 5, 2017, General Motors Holdings LLC (the “Seller”), a wholly owned subsidiary of GM, entered into a Master Agreement (the “Agreement”) with Peugeot S.A. (the “Purchaser”). Pursuant to the Agreement, the Purchaser will acquire, together with a financial partner, the Seller’s European financial subsidiaries and branches (collectively, the “European Operations”), as well as GM’s Opel and Vauxhall businesses and certain other assets in Europe (the “Opel/Vauxhall Business” and, together with the European Operations, the “Transferred Business”).

The net consideration to be paid for our European Operations will be 0.8 times their book value at closing, which we estimate will be approximately $1 billion, denominated in Euros. The purchase price is subject to certain adjustments as provided in the Agreement. We expect to recognize a disposal loss of up to $700 million based on current foreign currency exchange rates.

The transfer of the Transferred Business is subject to the satisfaction of various closing conditions, including receipt of necessary antitrust, financial and other regulatory approvals, the reorganization of the Transferred Business, including pension plans in the United Kingdom, the completion of the contribution or sale by Adam Opel GmbH of its assets and liabilities to a subsidiary, the transfer of GMAC UK plc’s interest in SAIC-GMAC Automotive Finance Company Limited to us or an alternate entity designated by the Seller, unless either party elects to close without completion of the transfer, and the continued accuracy, subject to certain exceptions, at closing of certain of the Seller’s representations and warranties. There can be no assurance that all required governmental consents or clearances will be obtained or that the other closing conditions will be satisfied. The transfer of the Opel/Vauxhall Business is expected to close by the end of 2017 and the transfer of our European Operations is expected to close as soon as practicable after the receipt of necessary antitrust, financial and other regulatory approvals, which may be after the transfer of the Opel/Vauxhall Business, but not before. The transfer of our European Operations will not occur unless the transfer of the Opel/Vauxhall Business occurs.

Our principal focus is on expanding our business in the U.S. to reach full captive penetration levels; therefore, we do not expect that the sale of our European Operations will have a material adverse effect on our consolidated results of operations, financial condition, liquidity or financing strategies, including the mix of secured and unsecured debt issuances. We also do not expect that the sale of our European Operations will result in a material increase in our ratio of total debt to total equity or our earning assets leverage ratio as calculated under our Support Agreement with GM. Due to the size of the prime retail loan portfolio held by our European Operations, we expect that, for a period of time following the sale, retail operating leases will make up a greater percentage of our earning assets than they have historically. As our U.S. operations increase purchases of prime retail loans, we expect that our earning asset mix will return to more recent historical levels. We may make a special dividend over time to GM following the completion of the sale.

RISK FACTORS

Investing in the securities involves risks, including the risks described in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus and any prospectus supplement before deciding to invest in the securities, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of such securities. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the offered securities for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon our funding requirements at the time and the availability of other funds. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	1.3x	1.6x	1.4x	1.4x	1.6x	2.2x	3.3x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(2)	1.3x	1.6x	1.4x	1.4x	1.6x	2.2x	3.3x

(1)

For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

(2)

Currently, we have no shares of preferred stock outstanding and we have not paid any dividends on preferred stock in the periods presented. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are not different from the ratios of earnings to fixed charges.

SECURITIES WE MAY OFFER

We may offer an indeterminate amount of debt securities under this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. We may also offer shares of preferred stock, par value $0.01 per share. We may also offer any combination of these securities. Securities offered under this prospectus may be exchangeable or convertible into other securities that may be sold under this prospectus. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. Below is a summary of the securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

In this prospectus we refer to debt securities, the guarantees of debt securities and the preferred stock as “securities.”

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “senior indenture” and subordinated debt securities may be issued under a “subordinated indenture,” in each case between us and the trustee named in the applicable indenture. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.” As used in this prospectus, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

We will issue the senior debt securities under the indenture dated as of October 13, 2015, between GM Financial and Wells Fargo Bank, National Association, as trustee, as supplemented or amended as of the date of this prospectus and subject to such amendments or supplemental indentures that may be adopted from time to time.

We will issue the subordinated debt securities under a subordinated indenture. We have filed a copy of the form of subordinated indenture as an exhibit to the registration statement of which this prospectus is a part. We will file the definitive subordinated indenture as an exhibit to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part.

The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the applicable indenture. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indentures. We will file any amendments or supplements to the indentures, as exhibits to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the terms of the Trust Indenture Act of 1939. The following description, together with any additional information we may include in any applicable prospectus supplements, sets forth certain general terms and provisions of our debt securities that we may offer by this prospectus. This description is incomplete, and while the description below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures. You may obtain copies of the indentures as described under “Where You Can Find More Information.”

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture.

Since our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether by dividends, loans or other payments. Our subsidiaries will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities, except as may be described in a supplemental prospectus for any debt securities of any series that may be guaranteed by one or more of our subsidiaries. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries are or may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiaries’ creditors, including trade creditors.

Creditors of each of our subsidiaries, including trade creditors and creditors that have the benefit of guarantees issued by our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the debt securities. Therefore, the debt securities will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured creditors under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In addition, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the distribution of assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary. Furthermore, the indentures do not restrict our subsidiaries’ ability to incur secured or other indebtedness in the future. In any case, any remaining assets may be insufficient to repay the debt securities.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, as well as any modifications or additions to the general terms of the indentures. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such extension;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity securities, equity indices or other indices, and the conditions upon and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will generally describe federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the applicable trustee will act as paying agent and registrar for the debt securities under the indentures. We may act as paying agent or registrar under the indentures.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payment by us of principal of, premium, if any, and interest on such subordinated debt securities.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Guarantees

The debt securities of any series may be fully and unconditionally guaranteed by AmeriCredit Financial Services, Inc., one of our subsidiaries. However, the indentures do not require that AmeriCredit Financial Services, Inc. be a guarantor of any series of debt securities. As a result, a series of debt securities may not be guaranteed by AmeriCredit Financial Services, Inc.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity) another entity, other than us or another guarantor, unless:

•	immediately after giving effect to such transaction, no default or event of default exists;

•

the entity acquiring the property in such sale or disposition or the surviving entity is an entity organized or existing under the laws of a U.S. jurisdiction and expressly assumes all the obligations of that guarantor under its guarantee; and

•

we have delivered to the applicable trustee an officers’ certificate and opinion of counsel stating that the merger, consolidation or transfer and supplemental agreements, if any, comply with the applicable indenture;

provided, however, that the above will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any entity if the resulting, surviving or transferee entity is not or will not be a subsidiary of the Company and the other terms of the indenture and securities are complied with.

Each guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under the indenture and its guarantee of each series of the debt securities, and the holders of each series of the debt securities will be deemed to have consented to such release without any action required on the part of the trustee or any holder of debt securities:

•

if all of the shares of stock of that guarantor are sold, exchanged or otherwise disposed of to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•

in connection with any sale or other disposition of all or substantially all of the assets of that guarantor, including by way of merger, consolidation or amalgamation, to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•	upon defeasance or covenant defeasance in accordance with the applicable indenture; or

•	as otherwise specified in the applicable prospectus supplement.

Any guarantor not released from its obligations under its guarantee will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the debt securities of such series.

The applicable prospectus supplement relating to any series of guaranteed debt securities may specify other terms of the applicable guarantees.

Certain Covenants

Except as set forth below or in any supplemental indentures or in a board resolution of ours establishing a series of securities under the indentures, the indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement for such debt securities.

Amalgamation, Merger, Consolidation or Transfer of Assets

Under the terms of the indentures, we may amalgamate, consolidate or merge with another entity, or sell, lease, convey or otherwise transfer all or substantially all our assets to another entity, if we are either the continuing entity or, if we are not the continuing entity, under the following conditions:

•

the successor entity is organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

•	the transaction must not cause a default on the debt securities and we must not already be in default on the debt securities; and

•	any additional conditions with respect to any particular debt securities are met.

Events of Default

Unless otherwise provided for in the prospectus supplement, the term “event of default”, when used in the indentures, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•

failure to pay when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, any security of such series, and continuance of such default for a period of more than three business days;

•

failure on our part to comply with any other covenant or agreement in the indentures that applies to the debt securities for 90 days after we have received written notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the applicable indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor;

•	any guarantee by any guarantor being held unenforceable or invalid, or any guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the indentures; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

Each indenture requires us and any guarantor to file an officers’ certificate with the trustee each year regarding compliance with the terms of the applicable indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an event of default has occurred and is continuing, the applicable trustee will be required, in the exercise of their respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of debt securities, unless such holder has offered to the trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge

The indentures will be discharged and will cease to be of further effect as to all debt securities of any series that have been issued thereunder when:

•	either:

•

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the applicable trustee for cancellation; or

•

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited funds with the applicable trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the aggregate indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on the debt securities to the date of maturity or redemption (provided that no default or event of default has occurred and is continuing and such deposit will not breach any other instrument by which we are bound);

•	we have paid or caused to be paid all sums payable by us in respect of such securities of such series under the applicable indenture; and

•

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect, with respect to any debt securities of any series, either:

•	to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as legal defeasance; or

•

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before legal defeasance or covenant defeasance can be effected:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, premium on, if any, and interest, if any, on, the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

•

we must deliver to the trustee an opinion of counsel to the effect that that the holders of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

•

no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities of such series);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we are a party or bound;

•

we must deliver an officers’ certificate stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

•	we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the defeasance have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification and Waiver

Without the consent of any holders of any series of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•

to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture that may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

•

to convey, transfer, assign, mortgage or pledge to the trustee as security for the securities of one or more series, or any guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, any securities or guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for any securities or guarantees;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities;

•	to add any additional events of default for all or any series of debt securities;

•	to establish the form or terms of debt securities of any series;

•

to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•

to change or eliminate any provision of the indenture, provided that any such change or elimination shall not apply to any outstanding security of any series issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•

to make any change that would provide any additional rights or benefits to the holders of the securities or that does not materially adversely affect the legal rights under the indenture of any holder of the securities;

•

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, or any tranche thereof, pursuant to the terms of the indenture, provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or tranche or any other series of debt securities in any material respect;

•	to add a guarantor or permit any entity to guarantee the obligations under any series of debt securities or to transfer property or assets to the trustee as security for any series of debt securities;

•

to conform the text to any provision of the “Description of Debt Securities” or “Description of the Notes” in any base prospectus or in any provision in of the “Description of the Notes” in any prospectus supplement relating to the securities or any series of securities to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the base indenture or any amendment or supplement thereto;

•	to comply with the requirements of the SEC to maintain the qualification of the indentures under the Trust Indenture Act; or

•

to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect in any material respect the interests of the holders of any debt securities of any series outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby:

•	reduce the principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver of or with respect to the applicable indenture;

•	reduce the principal or change the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time for payment of interest, including default interest, on any debt security of that series;

•	alter any of the provisions with respect to the redemption of the securities of any series;

•

waive a default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any of the debt securities payable in any currency other than that stated in the debt securities of that series;

•

make any change to certain provisions of the applicable indenture relating to, among other things: (i) the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any debt security;

•	release any guarantor providing a guarantee to any debt securities from any of its obligations under such guarantee, except in accordance with the terms of the applicable indenture; or

•	make any change in the ranking or priority of any debt security or any guarantee thereof that would adversely affect the holders of such debt security.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Denominations, Registrations and Transfer

The debt securities will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her debt securities broken into, or “exchanged” for, more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

A direct holder will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the selection of securities for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Governing Law

The indentures are and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Regarding the Trustee

We have not selected a trustee under the indentures. Disclosure regarding the trustee will be provided in an applicable prospectus supplement or amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

AmeriCredit Financial Services, Inc., one of our subsidiaries, may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture or pursuant to a guarantee in a form prescribed by an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, which may include, without limitation, one or more of the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

DESCRIPTION OF PREFERRED STOCK

Our authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. As of July 17, 2017, we had 1,000 shares of common stock outstanding, all of which are owned by General Motors Holdings LLC, a wholly-owned subsidiary of GM, and there were no shares of preferred stock outstanding.

At the direction of our Board of Directors, we may issue shares of preferred stock from time to time. Our Board of Directors may, without any action by holders of common stock, adopt resolutions to issue preferred stock by establishing the number, rights and preferences of, and designating, one or more series of preferred stock. As of the date of this prospectus, no series of preferred stock has been designated and established by our Board of Directors. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Except as set forth in the Company’s Amended and Restated Certificate of Formation or as otherwise required by Texas law, each outstanding share of preferred stock shall not be entitled to vote on any matter on which the shareholders of the Company shall be entitled to vote, and shares of any series of preferred stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of shares of any series of preferred stock shall have the right to vote as a separate class on any amendment, waiver, repeal or modification of any provision of the statement of resolutions creating such series of preferred stock to the extent provided in the statement of resolutions creating such series of preferred stock.

The preferred stock will be issued under a statement of resolutions, which forms, or will form, a part of the Company’s Amended and Restated Certificate of Formation at the time such preferred stock is issued. The terms of any particular series of preferred stock offered pursuant to this prospectus, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable) the designations, powers, preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock.

Any preferred stock that we issue will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

The securities may be offered through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation will be identified in a prospectus supplement.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Hunton & Williams LLP, Dallas, Texas. Certain legal matters will be passed upon for the underwriters by counsel named in the applicable prospectus supplement.

GENERAL MOTORS FINANCIAL COMPANY, INC.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

J.P. Morgan

RBC Capital Markets

Scotiabank

SMBC Nikko

Wells Fargo Securities

                , 2019